EXHIBIT 99.1

DS Receives Staff Determination Letter From NASDAQ

September 21, 2016

Company Will Appeal Denial of 180 Day Extension Period

POMPANO BEACH, FL / ACCESSWIRE / September 21, 2016 / On September 16th, 2016, DS Healthcare Group (DSKX) received a letter from the NASDAQ Market informing the company of its decision to delist the Company's securities due to perceived violations of Listing Rule 5101 and Listing Rule 5250(a)(1). The notice was received after the Company announced that it had appointed a new independent audit firm, BF Borgers, raising doubt that the company will timely file its audited financial statements, on or before October 11, 2016. The Company indicated to the NASDAQ that it will appeal the decision and intends to present a completion of all open issues including but not limited to: minutes of the Board of Directors, results of independent investigation, statements made to the NASDAQ in the course of their review of Company documents, and delinquent audited financial statements within the timeframe originally agreed to with the NASDAQ, on or before October 11, 2016.

The Company remains delinquent in filing its Form 10-K for the period ended December 31, 2015. The NASDAQ determined not to grant the Company the previously announced 180 day extension to regain compliance and will permit the Company to potentially maintain its listing via NASDAQ's appeal process. The Company will present its resolution of all issues and concerns to the NASDAQ hearing committee. The hearing is expected to occur within 45 days of the date of this notice.

In the last several months, the Company and its shareholders have gone through an exceedingly difficult time. Daniel Khesin has confirmed his commitment to working tirelessly with the Board of Directors and company leadership to restore trust in the Company and enhance shareholder value. Further, governance and control are key issues for the Board of Directors of DS Healthcare Group. Toward that end, Daniel has agreed with and encouraged the Board to institute three significant enhancements to its governance. The Board appreciates Daniel's continued commitment and his loyalty to the Company and its shareholders, as demonstrated by his willingness to work within the new framework set forth below.

The first enhancement, as already announced, is the hiring of John Power as CFO/CAO. John has significant experience in both Finance and Regulatory Compliance. To further enhance governance and control, the Board has collectively resolved and is implementing additional initiatives and allocating management and oversight functions to develop a culture of accountability.

The second enhancement is the appointment of Myron Lewis as Executive Director. He continues to serve on the Board of Directors. As Executive Director, Mr. Lewis will implement additional operational governance and further expand internal control of the Company to ensure compliance with all regulatory agencies and to achieve the Company's goal of consistent profitability. He will not be involved in the day to day operation of the Company. His Executive Director role is expected to last three to six months at the Pompano Bach headquarters. He will receive no compensation for this initiative.

Finally, Daniel has endorsed and the Board has elected Yasuhiro Fujiwara as Chairman of the Board, a position long held by Daniel. Mr. Fujiwara is currently an Independent Director of the Company. He has considerable experience as a member of boards of directors and executive committees in his former senior roles in Nomura International and Bank of America Merrill Lynch.

Daniel and the Board of Directors firmly believe that these enhancements to its leadership and corporate governance represent critical steps toward delivering shareholder value.

About DS Healthcare Group

DS Healthcare Group Inc. develops novel biotechnology for topical therapies. It markets through online channels, specialty retailers, distributors, pharmacies, and physicians. Its research has led to a highly innovative portfolio of personal care products and additional innovations in pharmaceutical projects. For more information on DS Healthcare Group, visit www.dshealthgroup.com.

Forward-looking statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies, and are generally preceded by words such as "future," "plan" or "planned," "expects," or "projected." These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in developing, current litigation against the Company, ongoing regulatory investigations of the Company, Nasdaq's trading halt of the Company's common stock and marketing products, intense competition, and additional risks factors as discussed in reports filed by the company with the Securities and Exchange Commission, which are available atwww.sec.gov.